UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2017

Lumos Networks Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35180	80-0697274
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2017, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Lumos Networks Corp. (the “Company”) took the following actions:

2016 Incentive Payments

After review of the Company’s consolidated financial results for 2016 and taking into consideration the Company’s blended performance of 102.2% of the targets for 2016 with respect to revenues and “Adjusted EBITDA”, approved incentive payments under the 2016 Team Incentive Plan for the following named executive officers: Timothy G. Biltz, President and Chief Executive Officer, $434,350; Johan G. Broekhuysen, Executive Vice President, Chief Financial Officer and Treasurer, $219,001; Diego B. Anderson, $149,042; Mary McDermott, $159,554; and Jeffrey Miller, $152,488. These payments were paid in the form of shares of Company common stock.

After review of Mr. Biltz’s performance during 2016, approved the payment of $212,500 under the CEO additional incentive opportunity approved by the Committee in May 2016. This payment was made in the form of shares of Company common stock.

(Adjusted EBITDA is a non-GAAP measure defined as net income attributable to the Company before interest, income taxes, depreciation and amortization and accretion of asset retirement obligations, net income attributable to non-controlling interests, other (income) expenses, net, equity-based compensation, restructuring charges, employee separation charges, acquisition and separation related charges, gain on interest rate swap derivatives and amortization of actuarial losses.)

2017 Incentive Plan

Approved the 2017 Team Incentive Plan (the “2017 Plan”). The 2017 Plan establishes performance measures tied to revenues (50% weighting) and Adjusted EBITDA (50% weighting) for fiscal 2017 incentive payouts for the Company’s executive officers, including its named executive officers. Payments to executive officers under the 2017 Plan would be made in Company common stock and/or cash as determined by the Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2017

LUMOS NETWORKS CORP.

By:	/s/ Johan G. Broekhuysen
Johan G. Broekhuysen Executive Vice President, Chief Financial Officer and Treasurer